For the attention of Martin Lill
Lakeland Industrial Europe Limited
Units 9-10, Jet Park, Jet Park Way
244 Main Road
Newport
HU15 2JU

This letter is delivered on 03/03/2022

Amendment to the Credit Protection charge – Debt Purchase Agreement dated 04/06/2021

THIS IS A LEGAL DOCUMENT. WE RECOMMEND THAT YOU OBTAIN INDEPENDENT LEGAL ADVICE AND MAKE SURE YOU UNDERSTAND IT.

1. Background

You entered into an agreement with us dated 04/06/2021. We need to make certain changes to the agreement and we are giving you notice of these changes in accordance with the agreement.

If we use terms defined in your agreement, they will have the same meaning in this letter.

2. What are the changes?

We are amending some of the Commercial Terms that apply to your agreement. Your Commercial Terms and Conditions will be amended as set out in the schedule.

3. When will the changes take effect?

The changes to your agreement will take effect on the 08/03/2022.

If you use the Facility on or after the date on which the changes take effect then you will be deemed to have accepted the changes.

4. What if I am not happy with the changes?

If you are not happy with the changes we have proposed you can cancel your Facility in accordance with clause 8 of the General Terms and Conditions and repay all amounts outstanding.

5. Your confirmations to us

You make the same representations and warranties to us that you make in the agreement on the date that the changes take effect.

6. Some other important information

(a) The agreement will, other than as amended by this letter, continue in full force and effect.

(b) We are not waiving any provision of the agreement and we reserve all our rights under the agreement.

(c) This agreement is between you and us, therefore a person who is not a party to the agreement will not have any rights to enforce it.

(d) If we need you to do something to give effect to the changes we have agreed with you, you agree that you will do this as soon as you can after we ask you to do it.

(e) The Laws of England and Wales apply to this letter.

Subscribed for and on behalf of **HSBC Invoice Finance (UK) Limited**

Jane L Simpson
Client Director
Tel: 07827 357 444

REF:1675788

This is the Schedule referred to in the foregoing letter between HSBC Invoice Finance (UK) Limited and Lakeland Industries Europe Limited

Schedule

Amendments to the agreement

Clauses 1 to 7 of your existing Commercial Terms and Conditions will be deleted and replaced with the following:

1. What we are providing

Date of this Agreement	04/06/2021
Your details	**LAKELAND INDUSTRIES EUROPE LIMITED** Registered in England and Wales with Registered number 4500660 with registered address of **UNITS 9/10; JETPARK, JETPARK WAY, 244 MAIN ROAD; NEWPORT; EAST YORKSHIRE; HU15 2JU**
Facility	Debt Purchase with credit management with credit protection
Facility Limit	£1,500,000.00
Commencement Date	10/06/2021
Minimum Term	N/A
Notice Period	3 months
Payment Percentage	90 per cent
Payment Currency	Sterling Euro US Dollar
Purpose of the Facility	Working Capital

2. What it will cost you

You agree to pay us the following fees:

Arrangement Fee	N/A
Service Charge	For Approved Countries (a) 0.315 per cent of the Notified value of each Debt For Approved Countries (b) 0.315 per cent of the Notified value of each Debt
Minimum Annual Charge	You will pay us £42,500.00 per annum plus VAT This is the aggregate value of Credit Protection Charge and Service Charge for one year starting on (i) the first day of the month following the Commencement Date and then (ii) each anniversary thereafter.

Discounting Charge and Discounting Margin	Discounting Charge: Base Rate plus the Discounting Margin Discounting Margin: Sterling: 2.500 per cent per annum Euro US Dollar: 2.500 per cent per annum
Credit Protection Charge	United Kingdom, the Isle of Man and the Channel Islands 0.450 per cent of the Notified value of each Debt Other Countries 0.450 per cent of the Notified value of each Debt
Same Day Payment Fee	For CHAPS, TT or same day payments to an HSBC account in sterling: Nil For CHAPS, TT or same day payments to an HSBC account in other currencies or for any payments to a non-HSBC account: as set out in our current price list, available on request.
Early Exit Fees	These are charges payable by you to us in consideration of us agreeing to terminate the Facility before the end of the Minimum Term or the Notice Period. The fees compensates us for any fees and/or Discounting Charge that we would have reasonably expected to receive during the rest of the Minimum Term or Notice Period. We will tell you what these fees are, if they are applicable.
Allowance Margin	2.50 per cent per annum
Other Fees	All bank commissions incurred by us for maintaining any Collection Account and collecting in the receipts of Debts. Any taxes incurred in connection with the Documents. The other fees and charges you will have to pay us are set out in our current price list, available on request.

3. The Limits we apply

Concentration Percentage	40 per cent
Automatic Funding Limit	United Kingdom, the Isle of Man and the Channel Islands: £150,000.00 Other countries: £150,000.00

4. Operational covenants

Testing Date	N/A
Debt Turn Covenant	N/A

Dilution Percentage	N/A
Dispute Percentage	N/A
Tangible Net Worth Covenant	N/A

5. Other terms

Governing Law	Laws of England and Wales
Nature of Business	WHOLESALE AND DISTRIBUTER OF SAFETY CLOTHING
Principal Place of Business	"UNITS 9/10; JETPARK, JETPARK WAY, 244 MAIN ROAD; NEWPORT; EAST YORKSHIRE; HU15 2JU
Standard Payment Terms	(a) In relation to United Kingdom, the Isle of Man and the Channel Islands the Standard Payment Terms shall be: Not exceeding net 60 days from date of invoice (b) Other countries: Not exceeding net 90 days from date of invoice
Approved Countries	(a) United Kingdom, the Isle of Man and the Channel Islands (b) Other Approved Countries are shown on our Financial Crime Country Risk Model list accessed through HSBCnet
Credit Protection Percentage	(a) United Kingdom, the Isle of Man and the Channel Islands: 100 per cent (b) Other Approved Countries are shown on our Financial Crime Country Risk Model list accessed through HSBCnet 90 per cent
Automatic Credit Protection Limit	(a) United Kingdom, the Isle of Man and Channel Islands: £3,000.00 (b) Other Approved Countries are shown on our Financial Crime Country Risk Model list accessed through HSBCnet N/A
First Loss	(a) United Kingdom, the Isle of Man and the Channel Islands: £ 1,000.00 (b) Other Approved Countries are shown on our Financial Crime Country Risk Model list accessed through HSBCnet £1,000.00

6. Any changes to your other Terms and Conditions

Special conditions	(A) When we talk about an export customer in this Special condition, we mean customers who are domiciled in an Approved Country as shown on the

	Financial Crime Country Risk Model list accessed through HSBCnet (**Export Customers**). (a) You have agreed to act in accordance with the obligations we've set out below. These obligations are in addition to the confirmations and warranties set out in the Debt Purchase Agreement (**DPA**). (i) To ensure that: (A) a Credit Protection Limit set by us for a Customer is correct and required at all times; (B) we are promptly notified of any Credit Protection Limit which is no longer correct and/or required; (C) where it is required you or your customer have all the licences and permissions to export/import the goods; (D) you and your customer will comply with all laws and/or regulations that relate to the import or export of the goods including, but not limited to, any exchange control regulations, tariffs or charges; and (ii) where we ask you to do so, you promptly provide us with a declaration of your total sales to customers located in each Approved Country in a format we've requested, for the period of 12 months (or part of that period) ending 31 March, or for any other period we may ask you to specify from time to time. (b) Where a Credit Protection Limit is expressed in a currency other than that in which the Debt payable by the Customer is expressed and/or the currency in which we have purchased the Debt is payable, then for the purposes of calculating any Credit Protection Payment payable by us to you, the HSBC rate of exchange on the date of payment will be used. Any gains or losses, resulting from fluctuation in exchange rates will be for your account and not ours. (c) We won't provide you with Credit Protection for a Debt if: (i) the Debt arose after any expiry date notified by us to you in respect of the Credit Protection Limit; or (ii) there has been any breach by you of any term we've required as being a condition of approval for the Credit Protection Limit. (d) When we talk about events of "Force Majeure" in the DPA, we also mean the following: (i) the ionising, radioactive, toxic, explosive or other hazardous or contaminating

properties or effects of any explosive nuclear assembly or component thereto, nuclear fuel, combustion or waste; and

(ii) where goods are to be despatched to, or payment is to be made from, a country

other than that in which the customer is located, any event preventing or delaying payment from that country.

(e) We will apply a cap to the total sum of all Credit Protection Limits' which we are prepared to agree for your Export Customers (**Export Aggregate Cap**). The Export Aggregate Cap will be a figure determined solely by us and equivalent to 90% of your gross annual turnover which is attributable to Export Customers.

(f) We may increase, reduce or cancel the Export Aggregate Cap in our sole discretion. We will provide you with 30 days' notice of any change to the Export Aggregate Cap.

(g) We reserve the right to cancel or reduce any Credit Protection Limit we have agreed for an Export Customer to ensure Credit Protection Limits' remain within the Export Aggregate Cap

(h) We reserve the right to review the fees we charge for Credit Protection if we choose to agree a Credit Protection Limit in excess of the Export Aggregate Cap. We will provide you 30 days' notice of any change to the Credit Protection Charge after the review has taken place, unless we've agreed otherwise.

(B) Rebate Retention

We will withhold, as part of a retention (restrictions we place on an account which can impact on the funding available to you), the amount due by you, from time to time, to Customers for rebates, overriders and discounts.

(C)This Agreement is intended to take the place of the existing Agreement for the Purchase of Debts made between us and you dated 29/01/2013 (Old Agreement). The Old Agreement will come to an end and will be replaced by this Agreement from the Commencement Date.' From the Commencement Date this Agreement will also apply to those Debts we have purchased from you under the Old Agreement.
You confirm that your liabilities and obligations under this Agreement form part of (but do not limit) the secured obligations (however described) in any guarantee or document creating security interests in our favour to which you are a party and that the security interests granted by you in our favour pursuant to any document to which you are a party will cover (without limitation) the liabilities and obligations under this Agreement.

7. Power of attorney

You, by way of security, irrevocably appoint us and anyone we transfer our rights and/or obligations to under this agreement to act on your behalf and take any steps that we consider necessary (including to sign or complete any document or to conduct or defend any proceedings) in connection with:

a) (i) any interest conferred or intended to be conferred on us by; or (ii) any of our rights, powers or remedies under, any Document; and

b) to enable us to realise any Document which we have an interest in.

This agreement may be entered into in any number of counterparts, which, when executed and delivered, may be treated as an original.